Exhibit 10
$100,000,000
CREDIT AGREEMENT
among
MVC CAPITAL, INC.
MVC FINANCIAL SERVICES, INC.
as Borrowers,
The Several Lenders
from Time to Time Parties Hereto,
and
GUGGENHEIM CORPORATE FUNDING, LLC,
as Administrative Agent
Dated as of April 27, 2006

i

(continued)

(continued)

(continued)

SCHEDULES:
I	Commitments
II	Defaulted Investments
III	Excluded Venture Investments
1.1	Mortgaged Property
2.1	Term Loan Borrowings
3.4	Consents, Authorizations, Filings and Notices
3.15	Subsidiaries
3.17	Environmental Matters
3.19(b)	Mortgage Filing Jurisdictions
6.2(d)	Existing Indebtedness
6.3(f)	Existing Liens
6.9	Transactions with Affiliates
9.2	Lender Addresses

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Assignment and Acceptance
E-1	Form of Legal Opinion of Wildman, Harrold, Allen & Dixon LLP, counsel to Borrowers
E-2	Form of Legal Opinion of Schulte Roth & Zabel LLP, special counsel to Borrowers
F-1	Form of Term Note
F-2	Form of Revolving Credit Note
G	Form of Borrowing Notice
H	Form of Investment Procedures and Valuation Policy

v

           CREDIT AGREEMENT, dated as of April 27, 2006, among MVC Capital, Inc., a Delaware corporation (the “Company”), MVC Financial Services, Inc. (“MVCFS”, and together with the Company, each a “Borrower”, and collectively, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), and Guggenheim Corporate Funding, LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).
W I T N E S S E T H:
           WHEREAS, the Borrowers have requested that the Lenders make available for the purposes specified in this Agreement, a term loan facility and a revolving credit facility; and
           WHEREAS, the Lenders are willing to make such credit facilities available upon and subject to the terms and conditions hereinafter set forth;
           NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:
SECTION 1
DEFINITIONS
           1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
           “Accounting Change” as defined in Section 9.15.
           “Administrative Agent” as defined in the preamble hereto.
           “Affiliate” as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. A Portfolio Company be shall not be an Affiliate unless the accounts of such Portfolio Company would, in accordance with GAAP, be consolidated with those of the Company in its consolidated and consolidating financial statements.
           “Aggregate Exposure” with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the amount of such Lender’s unused Term Loan Commitment then in effect, (ii) the aggregate then unpaid principal amount of such Lender’s Term Loans and (iii) the amount of such Lender’s Revolving Credit Commitment then in effect or, if the Revolving Credit Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.
           “Aggregate Exposure Percentage” with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the sum of the Aggregate Exposures of all Lenders at such time.
           “Agreement” this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

           “Applicable Margin” with respect to (i) Eurodollar Loans, a rate per annum equal to 2.00% and (ii) Base Rate Loans, a rate per annum equal to 1.00%.
           “Asset Sale” any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause (a), (b), (c) or (d) of Section 6.5) which yields gross proceeds to the Company or any of its Consolidated Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $250,000.
           “Assignee” as defined in Section 9.6(c).
           “Assignment and Acceptance” as defined in Section 9.6(c).
           “Assignor” as defined in Section 9.6(c).
           “Available Credit” at any time, (a) the then effective Revolving Credit Commitments minus (b) the aggregate Revolving Extensions of Credit outstanding at such time.
           “Available Revolving Credit Commitment” with respect to any Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Credit Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.
           “Bankruptcy Code” title 11, United States Code, as amended from time to time, or any subsequent legislation that amends, supplements or supersedes such statute.
           “Bankruptcy Event” and event set forth in Clause (f) of Section 7.
           “Base Rate” for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: “Prime Rate” shall mean the prime rate of interest specified under the Bloomberg reference identified as “PRIMBB Index” on the date that is two Business Days prior to such day (or such other comparable page as may, in the opinion of the Administrative Agent, replace such page for the purpose of displaying such rate), as in effect from time to time. Any change in the Base Rate due to a change in the Prime Rate actually available or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available.
           “Base Rate Loans” Loans for which the applicable rate of interest is based upon the Base Rate.
           “Benefited Lender” as defined in Section 9.7.
           “Board” the Board of Governors of the Federal Reserve System of the United States (or any successor).
           “Borrowers” as defined in the preamble hereto.
           “Borrowing” a borrowing consisting of Revolving Loans made on the same day by the Revolving Credit Lenders ratably according to their respective Revolving Credit Commitments.

           “Borrowing Date” each Business Day specified by the Company as the date on which any Borrower requests the relevant Lenders to make Loans hereunder in a Borrowing Notice in accordance with Schedule 2.1 or Section 2.5.
           “Borrowing Notice” with respect to any request for borrowing of Loans hereunder, a notice, substantially in the form of, and containing the information prescribed by, Exhibit G, delivered to the Administrative Agent.
           “Business Day” (a) for all purposes other than as covered by clause (b) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.
           “Capital Expenditures” for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a balance sheet of such Person.
           “Capital Lease Obligations” with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
           “Capital Stock” any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
           “Cash Equivalents” (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A-1 by S&P or P-1 by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; and (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.
           “Change of Control” the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding Michael Tokarz, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d) 5 under the Exchange Act), directly or indirectly, of more than 25% of the outstanding common stock of the Company; (b) the Board of Directors of the Company shall cease to consist of a majority of Continuing Directors; (c) the Company shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of MVCFS and each other Subsidiary free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreement); or (d) Michael Tokarz is not serving in a capacity with responsibilities and duties similar to those responsibilities and duties being performed by him on the Closing Date and he has not been replaced pursuant to arrangements reasonably acceptable to the Administrative Agent on or prior to the date falling six months from the date he ceased serving in such capacity.
           “Closing Date” the date on which the conditions precedent set forth in Section 4.2 shall have been satisfied, which date shall be not later than April 27, 2006.
           “Code” the United States Internal Revenue Code of 1986, as amended from time to time.
           “Collateral” all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.
           “Commitment” with respect to any Lender, each of the Term Loan Commitment and the Revolving Credit Commitment of such Lender.
           “Commitment Fee Rate” a rate per annum equal to the percentage set forth in the table below opposite the Quarterly Average Available Revolving Credit Commitment Percentage for the applicable period.

Quarterly Average Available
Revolving Credit
Commitment Percentage	Commitment Fee Rate

0.0%	1.00%
0.0 — 12.5%	0.875%
12.5 — 25.0%	0.75%
25.0 — 37.5%	0.625%
37.5 — 50.0%	0.50%
50.0 — 62.5%	0.375%
62.5 — 75.0%	0.25%
75.0 — 87.5%	0.125%
> 87.5%	0.0625%

           “Commitment Usage Percentage” with respect to any Revolving Credit Lender at any time, an amount equal to the percentage equal to (a) such Lender’s Revolving Extensions of Credit then outstanding divided by (b) such Lender’s Revolving Credit Commitment then in effect.
           “Commonly Controlled Entity” an entity, whether or not incorporated, that is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrowers and that is treated as a single employer under Section 414 of the Code.
           “Compliance Certificate” a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit B.
           “Consolidated Debt” as of any date of determination thereof, the aggregate unpaid amount of all Indebtedness of the Company and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP.
           “Consolidated Shareholders’ Equity” at any time, the shareholders’ equity of the Company and its Consolidated Subsidiaries, as set forth in or reflected on the most recent consolidated balance sheet of the Company and its Consolidated Subsidiaries prepared in accordance with GAAP, but excluding any redeemable preferred stock of the Company or any of its Consolidated Subsidiaries. Consolidated Shareholders’ Equity would generally include, but not be limited to, (a) the par or stated value of all outstanding Capital Stock, (b) additional paid-in capital, (c) retained earnings and (d) various deductions such as (1) purchases of treasury stock, (2) valuation allowances, (3) receivables due from an employee stock ownership plan, (4) employee stock ownership plan debt guarantees and (5) translation adjustments for foreign currency translations.
           “Consolidated Subsidiary” any Subsidiary or other entity the accounts of which, in accordance with GAAP, would be consolidated with those of the Company in its consolidated and consolidating financial statements as of such date.
           “Continuing Directors” the directors of the Company on the Closing Date and each other director of the Company, if, in each case, such other director’s nomination for election to the Board of Directors of the Company is recommended by at least 66-2/3% of the then Continuing Directors.
           “Contractual Obligation” as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.
           “Control Investment Affiliate” as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise and “controlled” has a meaning correlative thereto.
           “Copyrights” copyrights, mask work rights, database rights and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, together with all renewals, continuations, reversions and extensions thereof and all rights to obtain such renewals, continuations, reversions and extensions thereof.

           “Default” any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
           “Defaulted Investment” shall mean any Investment other than those set forth on Schedule II hereto (a) that is 10 Business Days or more past due with respect to any interest or principal payments, (b) (i) under which a “default” or “event of default” has occurred and has continued for a period in excess of one hundred ten (110) days or (ii) that has been accelerated or (c) that is or otherwise should be considered a defaulted loan by the Company in connection with its Investment Procedures and Valuation Policy.
           “Derivatives Counterparty” as defined in Section 6.6.
           “Disposition” with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, license, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.
           “Dollars” and “$” lawful currency of the United States of America.
           “Domestic Subsidiary” any Subsidiary of the Company organized under the laws of any jurisdiction within the United States of America.
           “EBIT” shall mean, for any period and with respect to the Company and its Consolidated Subsidiaries, operating income after deduction of all operating expenses and other proper charges other than taxes and Interest Expense, all as determined in accordance with GAAP.
           “Eligible Assignee” (a) a Lender or an Affiliate, Related Fund or Control Investment Affiliate of any Lender, (b) a commercial bank, (c) an insurance company regularly engaged in making, purchasing, holding or otherwise investing in loans and similar extensions of credit, or (d) a savings and loan association or savings bank organized under the laws of the United States or any State thereof.
           “Eligible Debt Investments” Investments in senior debt, subordinated debt and junior subordinated debt that have been purchased or otherwise acquired by the Company or a Consolidated Subsidiary in the ordinary course of business; provided, that no such Investment shall be an Eligible Debt Investment unless (a) such Investment is (i) evidenced by an instrument or agreement that has been duly authorized, executed and delivered and is enforceable against the obligor thereof or (ii) in the form of a participation; provided, that the aggregate amount of Investments that may constitute Eligible Debt Investments shall not exceed 7.5% of Total Assets at any time, (b) such Investment, if applicable, is denominated and payable either in (1) United States dollars or (2) the currency of a jurisdiction other than the United States of America, provided, that the aggregate amount of Investments permitted under this subclause (2) and clause (b)(2) of the definition of Eligible Equity Investments shall not exceed the maximum amount permitted under applicable law, including, without limitation, the Investment Company Act and the Code, (c) such Investment is not subject to any Lien and, if such Investment is owned by a Consolidated Subsidiary, the Company shall not have pledged or otherwise encumbered the stock of such Consolidated Subsidiary or any direct or indirect parent thereof, (d) except as set forth on Schedule II hereto, such Investment has a minimum cash coupon of 6%, (e) no right of rescission, set-off, counterclaim, defense or other material dispute has been asserted with respect to such Investment, (f) the obligor in respect of such Investment is not (1) an individual, (2) the subject of a Bankruptcy Event (other than with respect to an Investment in the form of debtor-in-possession financing provided to such obligor under the Bankruptcy Code) or (3) a party to a Defaulted Investment and (g) the obligor in respect of such Investment is (1) organized or incorporated under the laws of the United States of America or (2) organized or incorporated under the laws of a jurisdiction other than the United States of America, provided, that (x) the aggregate amount of Investments permitted under this subclause (2) and clause (f)(2) of the definition of Eligible Equity Investments shall not exceed 25% of Total Assets at any time and (y) no single Investment permitted under this subclause (2) and clause (f)(2) of the definition of Eligible Equity Investments shall exceed 15% of Total Assets at any time. It is understood that solely for the purpose of determining compliance with Section 6.1(d), Vitality Preferred shall be deemed an Eligible Debt Investment in an aggregate principal amount of up to $10,000,000.
           “Eligible Equity Investments” Investments in common stock, preferred stock, redeemable preferred stock, and warrants that have been purchased or otherwise acquired by the Company or a Consolidated Subsidiary in the ordinary course of business; provided, that no such Investment shall be an Eligible Equity Investment unless (a) such Investment is evidenced by an instrument or agreement that has been duly authorized, executed and delivered and is enforceable against the issuer thereof, (b) such Investment, if applicable, is denominated and payable either in (1) United States dollars or (2) the currency of a jurisdiction other than the United States of America, provided, that the aggregate amount of Investments permitted under this subclause (2) and clause (b)(2) of the definition of Eligible Debt Investments shall not exceed the maximum amount permitted under applicable law, including, without limitation, the Investment Company Act and the Code, (c) such Investment is not subject to any Lien other than Liens granted on the equity interests of a Portfolio Company to secure Indebtedness used to finance the acquisition of such Portfolio Company and which Indebtedness is non-recourse to the Company or any Subsidiary and, if such Investment is owned by a Consolidated Subsidiary, the Company shall not have pledged or otherwise encumbered the stock of such Consolidated Subsidiary or any direct or indirect parent thereof, (d) no right of rescission, set-off, counterclaim, defense or other material dispute has been asserted with respect to such Investment, (e) the issuer in respect of such Investment is not (1) an individual, (2) the subject of a Bankruptcy Event or (3) in default beyond any period of grace with respect to such Investment or any term of any agreement or instrument evidencing such Investment and (f) the issuer in respect of such Investment is (1) organized or incorporated under the laws of the United States of America or (2) organized or incorporated under the laws of a jurisdiction other than the United States of America, provided, that (x) the aggregate amount of Investments permitted under this subclause (2) and clause (g)(2) of the definition of Eligible Debt Investments shall not exceed 25% of Total Assets at any time and (y) no single Investment permitted under this subclause (2) and clause (g)(2) of the definition of Eligible Debt Investments shall exceed 15% of Total Assets at any time.
           “Eligible Investments’ shall mean Eligible Debt Investments and Eligible Equity Investments.
           “Environmental Laws” any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other Governmental Authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment, natural resources, human health, or employee health and safety, as has been, is now, or may at any time hereafter be, in effect.
           “Environmental Permits” any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.
           “Equity Issuance” the issue or sale of any Capital Stock of the Company to any Person.
           “ERISA” the Employee Retirement Income Security Act of 1974, as amended from time to time.

           “Eurocurrency Reserve Requirements” for any day, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.
           “Eurodollar Base Rate” with respect to each day during each Interest Period, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 a.m., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent.
           “Eurodollar Loans” Loans for which the applicable rate of interest is based upon the Eurodollar Rate.
           “Eurodollar Rate” with respect to each day during each Interest Period, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate

1.00 — Eurocurrency Reserve Requirements
           “Eurodollar Tranche” the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
           “Event of Default” any of the events specified in Section 7, provided, that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
           “Excluded Foreign Subsidiary” each Foreign Subsidiary in respect of which the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Company, result in adverse tax consequences to the Company and its Subsidiaries taken as a whole.
           “Facility” each of (a) the Term Loan Commitments and the Term Loans made thereunder (the “Term Loan Facility”) and (c) the Revolving Credit Commitments and the Revolving Extensions of Credit made thereunder (the “Revolving Credit Facility”).
           “Federal Funds Effective Rate” for any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided, that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Effective Rate for such day shall be the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by it.

           “Fee Letter” shall mean the letter dated as of April 27, 2006, addressed to the Borrowers from the Administrative Agent and accepted by the Borrowers on April 27, 2006, with respect to certain fees to be paid from time to time to the Administrative Agent.
           “Foreign Subsidiary” any Subsidiary of the Company that is not a Domestic Subsidiary.
           “GAAP” generally accepted accounting principles in the United States of America as in effect from time to time.
           “Governmental Authority” any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
           “Guarantee and Collateral Agreement” the Guarantee and Collateral Agreement to be executed and delivered by the Borrowers and each Subsidiary Guarantor, substantially in the form of Exhibit A, as the same may be amended, restated supplemented or otherwise modified from time to time.
           “Guarantee Obligation” as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit), if to induce the creation of such obligation of such other Person the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.
           “Guarantor” means each Borrower and each Subsidiary Guarantor.
           “Hedge Agreements” all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by either Borrower or any of its Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.
           “Indebtedness” of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above; (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts receivable and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (j) for the purposes of Section 7(e) only, all obligations of such Person in respect of Hedge Agreements.
           “Indemnified Liabilities” as defined in Section 9.5.
           “Indemnitee” as defined in Section 9.5.
           “Insolvency” with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
           “Insolvent” pertaining to a condition of Insolvency.
           “Intellectual Property” the collective reference to all rights, priorities, title, interest, and privileges in or relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, all (a) Copyrights, (b) Patents, (c) Trademarks, (d) trade secrets, (e) Internet domain names, (f) Licenses, and (g) rights to sue at law or in equity for any past, present and future infringement, misappropriation, dilution, violation or other impairment thereof, including, without limitation, the right to receive all income, royalties, proceeds and damages therefrom, whether now or hereafter due or payable.
           “Interest Expense” of any Person for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of such Person and its Consolidated Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Consolidated Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed by such Person with respect to letters of credit and bankers’ acceptance financing and net costs of such Person under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).
           “Interest Payment Date” (a) as to any Base Rate Loan, the last Business Day of each calendar quarter to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or shorter, the last Business Day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each Business Day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last Business Day of such Interest Period and (d) as to any Loan (other than any Revolving Credit Loan that is a Base Rate Loan), the date of any repayment or prepayment made in respect thereof.
           “Interest Period” as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Company in its Borrowing Notice or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Company on the Closing Date and until cancelled by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto or otherwise pursuant to the terms hereof; provided, that, all of the foregoing provisions relating to Interest Periods are subject to the following:
(1) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(2) any Interest Period that would otherwise extend beyond the Revolving Credit Termination Date or beyond the date final payment is due on the Term Loans, as the case may be, shall end on the Revolving Credit Termination Date or such due date, as applicable; and
(3) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.
           “Investment Company Act” the Investment Company Act of 1940, as amended, and all rules and regulations promulgated thereunder.
           “Investment Procedures and Valuation Policy” the Company’s “Investment Criteria” and “Policies and Procedures for Valuing Portfolio Securities Held by MVC Capital, Inc”, each as amended from time to time in accordance with this Agreement.
           “Investments” as defined in Section 6.8.
           “LaSalle Credit Facility” the revolving credit facility dated October 28, 2004 and amended as of July 20, 2005 between the Company and LaSalle Bank National Association, as amended prior to the Closing Date.
           “LaSalle Letter” the letter dated April ___, 2006 between the LaSalle Bank National Association, the Company and the Administrative Agent.
           “Lenders” as defined in the preamble hereto; provided, that notwithstanding anything to the contrary in this Agreement, it is understood that there shall not be more than four (4) Lenders and Participants under this Agreement at any time. Solely for purposes of the proviso to this definition, an Affiliate, Related Fund or Control Investment Affiliate will not be deemed a “Lender”.
           “Licenses” all Contractual Obligations providing for the grant of any right to or under any Intellectual Property.
           “Lien” any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

           “Loan” any loan made by any Lender pursuant to this Agreement.
           “Loan Documents” this Agreement, the Security Documents, the Notes, the Fee Letter and each other agreement or document executed by a Loan Party and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing.
           “Loan Parties” the Borrowers and each of their respective Subsidiaries that is a party to a Loan Document.
           “Majority Facility Lenders” with respect to any Facility, the Administrative Agent and the holders of more than 50% of (A) the sum of the unused Total Term Loan Commitments and the aggregate unpaid principal amount of the Term Loans or (B) the aggregate unpaid principal amount of the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Credit Facility, prior to any termination of the Revolving Credit Commitments, the holders of more than 50% of the Total Revolving Credit Commitments).
           “Majority Revolving Credit Facility Lenders” the Administrative Agent and the Majority Facility Lenders in respect of the Revolving Credit Facility.
           “Material Adverse Effect” a material adverse effect on (a) the business, assets, property, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.
           “Material Environmental Amount” an amount or amounts payable by either Borrower and/or any of its Subsidiaries, in the aggregate in excess of $500,000, for costs to comply with any Environmental Law; costs of any investigation, and any remediation, of any Material of Environmental Concern; and compensatory damages (including, without limitation, damages to natural resources), punitive damages, fines, and penalties pursuant to any Environmental Law.
           “Materials of Environmental Concern” any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactive materials, and any other substances or forces of any kind, whether or not any such substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.
           “Maturity Date” the fourth anniversary of the Closing Date.
           “Moody’s” Moody’s Investors Service, Inc.
           “Mortgaged Properties” the real properties listed on Schedule 1.1, as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to one or more Mortgages, and each of the other real properties that becomes subject to a Mortgage after the Closing Date in accordance with the provisions of Section 5.10(b).
           “Mortgages” each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, in form and substance satisfactory to the Administrative Agent, in its reasonable discretion, as the same may be amended, restated supplemented or otherwise modified from time to time.
           “MVCFS” as defined in the preamble hereto.

           “Multiemployer Plan” a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
           “Net Cash Proceeds” in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).
           “Net Proceeds of Capital Stock/Conversion of Debt” shall mean any and all proceeds (whether cash or non-cash) or other consideration received by the Company or a Consolidated Subsidiary in respect of the issuance of Capital Stock (including, without limitation, the aggregate amount of all Indebtedness converted into Capital Stock), after deducting therefrom all reasonable and customary costs and expenses incurred by the Company or such Consolidated Subsidiary directly in connection with the issuance of such Capital Stock.
           “Non-Consenting Lender” as defined in Section 9.1.
           “Non-Excluded Taxes” as defined in Section 2.18(a).
           “Non-U.S. Lender” as defined in Section 2.18(d).
           “Note” each Revolving Credit Note and each Term Note.
           “Obligations” the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to either Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of either Borrower to the Administrative Agent or to any Lender or any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by either Borrower pursuant hereto) or otherwise; provided, that (i) obligations of either Borrower or any Subsidiary Guarantor under any Specified Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements.
           “Other Taxes” any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

           “Participant” as defined in Section 9.6(b); provided, that notwithstanding anything to the contrary in this Agreement, it is understood that there shall not be more than four (4) Participants and Lenders under this Agreement at any time. Solely for purposes of the proviso to this definition, an Affiliate, Related Fund or Control Investment Affiliate will not be deemed a “Participant”.
           “Patents” all letters patent, all applications for such letters patent and all divisionals, continuations and continuations-in-part thereof, together with all reissues, reexaminations, renewals and extensions of the foregoing, and all rights to obtain such divisionals, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions thereof.
           “Payment Office” as to any Lender or the Administrative Agent, the office specified from time to time by such Lender or the Administrative Agent, as the case may be, as its payment office by notice to the Company and, in the case of a Lender’s Payment Office, the Administrative Agent.
           “PBGC” the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
           “Person” an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
           “Plan” at a particular time, any employee benefit plan that is covered by ERISA and in respect of which either Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
           “Portfolio Company” Portfolio Investments consisting of equity investments in eligible portfolio companies as defined in the Investment Company Act.
           “Portfolio Investments” Investments made by the Company in the ordinary course of business and consistent with practices existing on the Closing Date in a Person that is accounted for under GAAP as a portfolio investment of the Company.
           “Pro Forma Balance Sheet” as defined in Section 3.1(a).
           “Projections” as defined in Section 5.2(c).
           “Property” any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.
           “Proposed Change” as defined in Section 9.1.
           “Qualified Counterparty” with respect to any Specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was a Lender or an affiliate of a Lender.
           “Quarterly Average Available Revolving Credit Commitment Percentage” for any fiscal quarter, the percentage equal to (x) the sum of the Commitment Usage Percentage for each of the days in such fiscal quarter divided by (y) the number of days in such fiscal quarter.

           “Recovery Event” any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of either Borrower or any of their respective Subsidiaries.
           “Register” as defined in Section 9.6(d).
           “Regulation H” Regulation H of the Board as in effect from time to time.
           “Regulation U” Regulation U of the Board as in effect from time to time.
           “Related Fund” with respect to any Lender, any fund that (x) invests in commercial loans and (y) is managed or advised by the same investment advisor as such Lender, by such Lender or an Affiliate of such Lender.
           “Reorganization” with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
           “Reportable Event” any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.
           “Required Lenders” at any time, the Administrative Agent and the holders of more than 50% of (a) until the Closing Date, the Commitments and (b) thereafter, the sum of (i) the unused Total Term Loan Commitments, (ii) the aggregate unpaid principal amount of the Term Loans then outstanding and (iii) the Total Revolving Credit Commitments or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.
           “Required Prepayment Lenders” the Majority Facility Lenders in respect of each Facility.
           “Requirement of Law” as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
           “Responsible Officer” the chairman, chief executive officer, president, chief financial officer, treasurer, or controller of any Person, but in any event, with respect to financial matters, the chief financial officer.
           “Restricted Payments” as defined in Section 6.6.
           “Revolving Credit Commitment” as to any Lender, the obligation of such Lender, if any, to make Revolving Credit Loans in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Credit Commitment” opposite such Lender’s name on Schedule I hereto, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Total Revolving Credit Commitments is $50,000,000.
           “Revolving Credit Commitment Period” the period from and including the Closing Date to the Revolving Credit Termination Date.
           “Revolving Credit Facility” as defined in the definition of “Facility” in this Section 1.1.

           “Revolving Credit Lender” each Lender that has a Revolving Credit Commitment or that is the holder of Revolving Credit Loans.
           “Revolving Credit Loans” as defined in Section 2.4.
           “Revolving Credit Note” as defined in Section 2.6(e).
           “Revolving Credit Outstandings” means, at any particular time, the principal amount of the Revolving Loans outstanding at such time.
           “Revolving Credit Percentage” as to any Revolving Credit Lender at any time, the percentage which such Lender’s Revolving Credit Commitment then constitutes of the Total Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes the amount of the Total Revolving Extensions of Credit then outstanding).
           “Revolving Credit Termination Date” means the fourth anniversary of the Closing Date.
           “Revolving Extensions of Credit” as to any Revolving Credit Lender at any time, an amount equal to the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding.
           “RIC” a Person qualifying as a “regulated investment company” under the Code.
           “SEC” the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).
           “Secured Parties” as defined in the Guarantee and Collateral Agreement.
           “Security Documents” the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.
           “Single Employer Plan” any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.
           “Software” any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and all documentation including user manuals and other training documentation related to any of the foregoing.
           “Specified Hedge Agreement” any Hedge Agreement entered into by any Loan Party and any Qualified Counterparty.
           “S&P” Standard & Poor’s Rating Services.

           “Subsidiary” as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company. A Portfolio Company shall not be a Subsidiary unless the accounts of such Portfolio Company would, in accordance with GAAP, be consolidated with those of the Company in its consolidated and consolidating financial statements.
           “Subsidiary Guarantor” each Subsidiary of the Company other than MVCFS and any Excluded Foreign Subsidiary.
           “Term Loan” as defined in Section 2.1.
           “Term Loan Commitment” as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrowers hereunder in a principal amount not to exceed the amount set forth under the heading “Term Loan Commitment” opposite such Lender’s name on Schedule I hereto, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as such Term Loan Commitment may be adjusted from time to time pursuant to the terms hereof. The original aggregate amount of the Term Loan Commitments is $50,000,000.
           “Term Loan Facility” as defined in the definition of “Facility” in this Section 1.1.
           “Term Loan Lender” each Lender that has a Term Loan Commitment or is the holder of a Term Loan.
           “Term Loan Option” as defined in Section 2.1.
           “Term Loan Percentage” as to any Term Loan Lender at any time, the percentage which such Lender’s Term Loan Commitment then constitutes of the aggregate Term Loan Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding and such Lender’s Term Loan Commitment then in effect constitutes of the aggregate principal amount of the Term Loans then outstanding and the Total Term Loan Commitments).
           “Term Note” as defined in Section 2.6(e).
           “Total Assets” shall mean, as of any date of determination, the sum of (a) Unrestricted Cash and (b) the fair value of Eligible Investments as reflected in the financial statements most recently delivered to the Lenders pursuant to Section 5.1.
           “Total Revolving Credit Commitments” at any time, the aggregate amount of the Revolving Credit Commitments then in effect.
           “Total Revolving Extensions of Credit” at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Credit Lenders outstanding at such time.
           “Total Term Loan Commitments” at any time, the aggregate amount of the Term Loan Commitments then in effect.

           “Trademarks” all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers (and, in each case, all goodwill associated therewith and all registrations and recordation thereof and all applications in connection therewith), together with all renewals and extensions thereof and all rights to obtain such renewals and extensions thereof.
           “Transferee” as defined in Section 9.14.
           “Type” as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.
           “UCC” the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of law, any of the attachment, perfection or priority of the Administrative Agent’s and the Secured Parties’ security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.
           “Unrestricted Cash” cash and Cash Equivalents that (i) may be classified, in accordance with GAAP, as “unrestricted” on the consolidated balance sheet of the Company or (ii) may be classified, in accordance with GAAP, as “restricted” on the consolidated balance sheet of Company solely in favor of the Administrative Agent and the Lenders pursuant to the Loan Documents.
           “Venture Investment”: Any Investment made by the Company after the Closing Date in an entity that is a start-up venture that (i) has been in existence for less than two years and (ii) as of the last day of the twelve fiscal months ended closest to the date of such investment, did not have positive EBITDA; provided, that such an Investment will not cease to be a Venture Investment until such entity reports positive EBITDA as of the last day of the twelve fiscal months most recently ended. For purposes of this Agreement, any Investment named on Schedule III hereto shall not constitute a Venture Investment.
           “Vitality Preferred” 1,000,000 shares of Series A Preferred Stock of Vitality Foodservice Holding Corp. (“Vitality”), a Delaware corporation, acquired by the Company pursuant to that certain Securities Purchase Agreement dated as of September 24, 2004 between Vitality and the Company.
           1.2 Other Definitional Provisions.
           (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
           (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to either of the Borrowers and their respective Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.
           (c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

           (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
           (e) All calculations of financial ratios set forth in Section 6.1 shall be calculated to the same number of decimal places as the relevant ratios are expressed in and shall be rounded upward if the number in the decimal place immediately following the last calculated decimal place is five or greater. For example, if the relevant ratio is to be calculated to the hundredth decimal place and the calculation of the ratio is 5.126, the ratio will be rounded up to 5.13.
SECTION 2
AMOUNT AND TERMS OF COMMITMENTS
           2.1 Term Loan Commitments. Subject to the terms and conditions hereof, the Term Loan Lenders severally agree to make term loans (each, a “Term Loan”) to the Borrowers on the dates and in the amounts set forth on Schedule 2.1 hereto, provided, that the Term Loans of each Term Loan Lender shall not exceed the amount of the Term Loan Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Company and notified to the Administrative Agent and applicable Lenders in accordance with Sections 2.2 and 2.11. Amounts prepaid on account of the Term Loans may not be reborrowed; provided, that at the option of the Administrative Agent and the Lenders (the “Term Loan Option”), an aggregate amount of up to $10,000,000 of the unfunded Term Loan Commitments may be borrowed, prepaid (without premium or penalty other than breakage costs) and reborrowed during the period beginning on September 10, 2006 and ending on November 10, 2006. All Term Loans shall be drawn on or prior to January 31, 2007.
           2.2 Procedure for Term Loan Borrowing. The Company shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 2:00 p.m., New York City time, two Business Days prior to the applicable Borrowing Date) requesting that the Term Loan Lenders make Term Loans in the amount set forth on Schedule 2.1 on such Borrowing Date. The Term Loans made on each Borrowing Date shall initially be Eurodollar Loans. Upon receipt of such Borrowing Notice the Administrative Agent shall promptly notify each Term Loan Lender thereof. Not later than 12:00 p.m. (noon), New York City time, on such Borrowing Date each Term Loan Lender shall make available to the Borrowers at an account designated by the Company in such Borrowing Notice an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender.
           2.3 Repayment of Term Loans. The Term Loan(s) of each Term Loan Lender shall be due and payable on the Maturity Date
           2.4 Revolving Credit Commitments.
           (a) Subject to the terms and conditions hereof, the Revolving Credit Lenders severally agree to make revolving credit loans (“Revolving Credit Loans”) to the Borrowers from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding for each Revolving Credit Lender which does not exceed such Revolving Credit Lender’s Revolving Credit Percentage of the Available Credit. During the Revolving Credit Commitment Period the Borrowers may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Credit Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Company and notified to the Administrative Agent in the Borrowing Notice or notice of continuation or conversion, as applicable, in accordance with Sections 2.5 and 2.11, provided, that no

Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Revolving Credit Termination Date.
           (b) The Borrowers shall repay all outstanding Revolving Credit Loans on the Revolving Credit Termination Date.
           (c) Notwithstanding anything herein to the contrary, no Borrowings under the Revolving Credit Facility may be made until the conditions precedent in Section 4.2 have been satisfied or duly waived.
           2.5 Procedure for Revolving Credit Borrowing. Subject to Section 2.4(c), the Borrowers may borrow under the Revolving Credit Commitments on any Business Day during the Revolving Credit Commitment Period, provided, that the Company shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 2:00 p.m., New York City time, (a) two Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) two Business Days prior to the requested Borrowing Date, in the case of Base Rate Loans). Any Revolving Credit Loans made on the Closing Date shall initially be Eurodollar Loans. Each Borrowing Notice shall specify (A) the date of such proposed Borrowing, (B) the aggregate amount of such proposed Borrowing and whether the Borrower is the Company or MVCFS, (C) the initial Interest Period or Interest Periods for such Loans and (D) the Available Credit (after giving effect to the proposed Borrowing). Each Borrowing of Revolving Credit Loans under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof. Upon receipt of any such Borrowing Notice from the Company, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof. Prior to 11 a.m., New York City time, on the Borrowing Date requested by the Company, each Revolving Credit Lender will make its Revolving Credit Percentage of the amount of each borrowing of Revolving Credit Loans available to the applicable Borrower in funds immediately available at an account designated by the Company in such Borrowing Notice. The Company may not request more than four Borrowings per month.
           2.6 Repayment of Loans; Evidence of Debt.
           (a) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each appropriate Revolving Credit Lender and Term Loan Lender, as the case may be, (i) the then unpaid principal amount of each Revolving Credit Loan of such Revolving Credit Lender on the Revolving Credit Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 7), and (ii) the principal amount of each Term Loan of such Term Loan Lender in installments according to the amortization schedule set forth in Section 2.3 (or on such earlier date on which the Loans become due and payable pursuant to Section 7). Each Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from Closing Date until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.13.
           (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
           (c) The Administrative Agent, on behalf of the Borrowers, shall maintain the Register pursuant to Section 10.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender’s share thereof.
           (d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.6(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) the Loans made to the Borrowers by such Lender in accordance with the terms of this Agreement.
           (e) Each Borrower agrees that, upon the request of the Administrative Agent on behalf of any Lender, the Borrowers will promptly execute and deliver to such Lender a promissory note of the Borrowers evidencing any Term Loans or Revolving Credit Loans, as the case may be, of such Lender, substantially in the forms of Exhibit F-1 or F-2, respectively (a “Term Note” or “Revolving Credit Note”, respectively), with appropriate insertions as to date and principal amount; provided, that delivery of Notes shall not be a condition precedent to the making of the Loans on the Closing Date.
           2.7 Commitment Fees, etc.
           (a) The Borrowers agree to pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Credit Commitment Period, in an amount equal to the product of (i) the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made multiplied by (ii) the applicable Commitment Fee Rate. Such commitment fees shall be payable quarterly in arrears on the last day of each quarter beginning August 31, 2006 and on the Revolving Credit Termination Date, commencing on the first of such dates to occur after the Closing Date.
           (b) The Borrowers agree to pay to the Administrative Agent the fees in the amounts and on the dates set forth in the Fee Letter and as otherwise from time to time agreed to in writing by the Borrowers and the Administrative Agent.
           2.8 Termination or Reduction of Revolving Credit Commitments. The Borrowers shall have the right, upon not less than three Business Days’ notice to the Administrative Agent and the Revolving Credit Lenders, to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments; provided, that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Credit Commitments. Any such reduction shall be in an amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof, and shall reduce permanently the Revolving Credit Commitments then in effect.
           2.9 Optional Prepayments.
           (a) The Borrowers may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (except as otherwise provided herein), upon irrevocable notice delivered to the Administrative Agent at least (i) three Business Days in the case of Revolving Credit Loans and (ii) three Business Days in the case of the Term Loans, prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of such prepayment, whether such prepayment is of Term Loans or Revolving Credit Loans, and whether such prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrowers shall also pay any amounts owing pursuant to Section 2.19. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Credit Loans that are Base Rate Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Credit Loans shall be in an aggregate principal amount of (i) in the case of the Term Loans, $1,000,000 or whole multiples of $500,000 in excess thereof and (ii) in the case of the Revolving Credit Loans, $500,000 or a whole multiples of $250,000 in excess thereof. Upon the giving of any notice of optional prepayment, the principal amount of the Term Loans specified to be prepaid shall become due and payable on the date specified for such prepayment.
           (b) Each optional prepayment in respect of the Term Loans on or prior to the second anniversary of the Closing Date shall be accompanied by a prepayment premium equal to (i) if such prepayment is made on or prior to the first anniversary of the Closing Date, 2.0% of the aggregate principal amount of such prepayment and (ii) if such prepayment is made after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date, 1.0% of the aggregate principal amount of such prepayment. For purposes of the prepayment premium provided for in this Section 2.9(b), any prepayment of the Term Loans upon the refinancing thereof (whether with proceeds of equity or Indebtedness) or upon the occurrence of a Change of Control shall be deemed to be an optional prepayment.
           2.10 Mandatory Prepayments and Commitment Reductions.
           (a) Unless the Required Prepayment Lenders shall otherwise agree, if on any date the Company or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale (which, for the avoidance of doubt, does not include any Disposition of Investments permitted under Section 6.5(b)) or Recovery Event then on the date of receipt of such Net Cash Proceeds, the Term Loans shall be prepaid, and upon prepayment in full of the Term Loans, the Revolving Credit Outstandings shall be reduced, by an amount equal to the amount of such Net Cash Proceeds, as set forth in clause (c) below. The provisions of this Section do not constitute a consent to the consummation of any Disposition not permitted by Section 6.5.
           (b) Mandatory prepayments pursuant to this Section 2.10 shall be without premium or penalty, except that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrowers shall also pay any amounts owing pursuant to Section 2.19.
           (c) All mandatory prepayments pursuant to this Section 2.10 shall be applied first, to repay the outstanding principal balance of the Term Loans until such Term Loans have been repaid in full and then, to repay outstanding principal balance of the Revolving Credit Loans until such Revolving Credit Loans have been repaid in full. All repayments of Revolving Credit Loans required to be made pursuant to this Section 2.10 shall result in a permanent reduction of the Total Revolving Credit Commitments.
           2.11 Conversion and Continuation Options.
           (a) The Borrowers may elect from time to time to convert Eurodollar Loans to Base Rate Loans by the Company giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election, provided, that any such conversion of Eurodollar Loans may be made only on the last day of an Interest Period with respect thereto. The Borrowers may elect from time to time to convert Base Rate Loans to Eurodollar Loans by the Company giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided, that no Base Rate Loan may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
           (b) The Borrowers may elect to continue any Eurodollar Loan as such upon the expiration of the then current Interest Period with respect thereto by the Company giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided, that no Eurodollar Loan under a particular Facility may be continued as such (i) when any Event of Default has occurred or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility, and provided, further, that if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be converted automatically to Base Rate Loans on the last day of such then expiring Interest Period.
           2.12 Minimum Amounts and Maximum Number of Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to (i) in the case of Term Loans, $1,000,000 or a whole multiple of $1,000,000 in excess thereof and (ii) in the case of Revolving Credit Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof and (b) no more than 5 Eurodollar Tranches shall be outstanding at any one time.
           2.13 Interest Rates and Payment Dates.
           (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin in effect for such day.
           (b) Each Base Rate Loan shall bear interest for each day on which it is outstanding at a rate per annum equal to the Base Rate in effect for such day plus the Applicable Margin in effect for such day.
           (c) If all or a portion of (i) the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans (whether or not overdue) (to the extent legally permitted) shall bear interest at a rate per annum that is equal to in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% and (ii) any interest payable on any Loan or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans under the Revolving Credit Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full.
           (d) Interest shall be payable in arrears on each Interest Payment Date, provided, that interest accruing pursuant to clause (c) of this Section shall be payable from time to time on demand.

           (e) Notwithstanding anything to the contrary set forth in this Section 2.13, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by the Lenders is equal to the total interest which would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate of interest and in the manner provided in this Section, unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by the Lenders pursuant to the terms hereof exceed the amount which the Lenders could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the provisions of this Section 2.13(e), a court of competent jurisdiction shall finally determine that the Lenders have received interest hereunder in excess of the Maximum Lawful Rate, the Lenders shall refund any excess to the Borrowers or as a court of competent jurisdiction may otherwise order.
           2.14 Computation of Interest and Fees.
           (a) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans on which interest is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- or 366-, as the case may be, day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Company and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Company and the relevant Lenders of the effective date and the amount of each such change in interest rate.
           (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Company, deliver to the Company a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14(a).
           2.15 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:
           (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or
           (b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Company and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrowers have the right to convert Loans under the relevant Facility to Eurodollar Loans.
           2.16 Pro Rata Treatment and Payments.
           (a) Each borrowing by the Borrowers from the Lenders hereunder, each payment by the Borrowers on account of any commitment fee and any reduction of the Commitments of the Lenders, shall be made pro rata according to the respective Term Loan Percentages or Revolving Credit Percentages, as the case may be, of the relevant Lenders. Each payment in respect of principal or interest in respect of the Term Loans and each payment in respect of fees payable hereunder shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.
           (b) Each payment (including each prepayment) of the Term Loans shall be allocated among the Term Loan Lenders holding such Term Loans pro rata based on the principal amount of such Term Loans held by such Term Loan Lenders.
           (c) Each payment (including each prepayment) by the Borrowers on account of principal of and interest on the Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans then held by the Revolving Credit Lenders.
           (d) The application of any payment of Loans under any Facility (including optional and mandatory prepayments) shall be made, first, to Base Rate Loans under such Facility and, second, to Eurodollar Loans under such Facility. Each payment of the Loans shall be accompanied by accrued interest to the date of such payment on the amount paid.
           (e) All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 p.m. (noon), New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Payment Office, in Dollars and in immediately available funds. Any payment made by the Borrowers after 2:00 p.m. (noon), New York City time, on any Business Day shall be deemed to have been on the next following Business Day. The Administrative Agent shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
           (f) Amounts to be applied, (1) after the occurrence and during the continuance of an Event of Default specified in Section 7(a) or Section 7(f), (2) after the occurrence and during the continuance of an Event of Default specified in Section 7(i) with respect to a material portion of the

Collateral or (3) after the occurrence and during the continuance of any other Event of Default not specified in subclause (1) or (2) above and the acceleration of the Obligations pursuant to Section 7, all payments in respect of the Obligations and all proceeds of the Collateral shall be applied against the Obligations in the following order:
(i)	first, to pay incurred and unpaid fees, expenses and indemnities of the Administrative Agent under the Loan Documents;

(ii)	second, to pay incurred and unpaid fees, expenses and indemnities of the Lenders under the Loan Documents;

(iii)	third, to pay interest then due and payable in respect of the Revolving Credit Loans and the Term Loans;

(iv)	fourth, to the prepayment of the Revolving Credit Loans then outstanding (with a corresponding permanent reduction of the Revolving Credit Commitments) and to the prepayment of the Term Loans then outstanding (with a corresponding permanent reduction of the Term Loan Commitments); and

(v)	fifth, to pay all other Obligations.
           If sufficient funds are not available to fund all payments to be made in respect of any of the Obligations described in any of the foregoing clauses (i) through (v), the available funds being applied with respect to any such Obligation shall be allocated to the payment of such Obligations ratably, based on the proportion of the Administrative Agent’s, Lender’s or other Secured Party’s interest in the aggregate outstanding Obligations described in such clause. The order of priority set forth in clauses (i) through (v) of this Section 2.16(f) may at any time and from time to time be changed by the agreement of the Lenders in each Facility and the Administrative Agent without necessity of notice to or consent of or approval by the Borrowers, any other Loan Party, any Secured Party that is not a Lender or any other Person.
           2.17 Requirements of Law.
           (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
(i)	shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.18 and changes in the rate of tax on the overall net income of such Lender);

(ii)	shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii)	shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrowers shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable; provided, that the Borrowers shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than three months prior to the date that such Lender notifies the Company of such Lender’s intention to claim compensation therefor; and provided, further that, if the circumstances giving rise to such claim have a retroactive effect, then such three-month period shall be extended to include the period of such retroactive effect. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Company (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
           (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Company (with a copy to the Administrative Agent) of a written request therefor, the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction, provided, that the Borrowers shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than three months prior to the date that such Lender notifies the Company of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such three-month period shall be extended to include the period of such retroactive effect.
           (c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Company (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrowers pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
           2.18 Taxes.
           (a) All payments made by any Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent’s or such Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or any Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrowers shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrowers with respect to such Non-Excluded Taxes pursuant to this clause (a).
           (b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
           (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrowers, as promptly as possible thereafter the Borrowers shall send to the Administrative Agent for the account of the Administrative Agent or the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrowers showing payment thereof. If the Borrowers fail to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrowers shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
           (d) Each Lender (or Transferee) that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income (a “Non-U.S. Lender”) shall deliver to the Company and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” a statement in a form satisfactory to the Administrative Agent and a Form W-8BEN, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrowers under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Company at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Company (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.
           (e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which any Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Company, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided, that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.
           2.19 Indemnity. The Borrowers agree to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrowers in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Company has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrowers in making any prepayment after the Company has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Company by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
           2.20 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrowers shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.19.
           2.21 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.17, 2.18(a) or 2.20 with respect to such Lender, it will, if requested by the Company, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.17, 2.18(a) or 2.20.
           2.22 Replacement of Lenders under Certain Circumstances. The Company shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.17 or 2.18 or gives a notice of illegality pursuant to Section 2.20 or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided, that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.21 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.17 or 2.18 or to eliminate the illegality referred to in such notice of illegality given pursuant to Section 2.20, (iv) the replacement financial institution shall purchase (and the Lender being replaced shall sell), at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrowers shall be liable to such replaced Lender under Section 2.19 (as though Section 2.19 were applicable) if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be an Eligible Assignee reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.6 (provided, that the Borrowers shall be obligated to pay the registration and processing fee referred to therein), (viii) the Borrowers shall pay all additional amounts (if any) required pursuant to Section 2.17 or 2.18, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender. Any replacement pursuant to this Section shall not be deemed to be an optional prepayment for purposes of Section 2.9(b).
SECTION 3
REPRESENTATIONS AND WARRANTIES
           To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Company hereby represents and warrants to the Administrative Agent and each Lender that:
           3.1 Financial Condition. The unaudited pro forma consolidated balance sheet of the Company and its Consolidated Subsidiaries as at March 31, 2006 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the Loans to be made on the Closing Date and the use of proceeds thereof and (ii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to the Company as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of the Company and its Consolidated Subsidiaries as at March 31, 2006, assuming that the events specified in the preceding sentence had actually occurred at such date.
           3.2 No Change. Since October 31, 2005 there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.
           3.3 Corporate Existence; Compliance with Law. Each of the Company and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
           3.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrowers, to borrow hereunder. Each Loan Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 3.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect on and as of the Closing Date and (ii) the filings referred to in Section 3.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
           3.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the Company or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to any of the Company or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.
           3.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Company, threatened by or against the Company or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents, any of the transactions contemplated hereby or thereby, or the ranking and seniority of their respective obligations thereunder or (b) that could reasonably be expected to have a Material Adverse Effect.
           3.7 No Default. Neither the Company nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
           3.8 Ownership of Property; Liens. Each of the Company and its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material Property, and none of such material Property is subject to any Lien except for Liens permitted by Section 6.3.
           3.9 Intellectual Property. The Company and each of its Subsidiaries owns, or licenses pursuant to a valid and enforceable written agreement, all material Intellectual Property and material Software necessary and sufficient for the conduct of their businesses as currently conducted and proposed to be conducted. No other Person has contested any right, title or interest of the Company or any of its Subsidiaries in or relating to any material Intellectual Property or challenged the ownership, use, validity or enforceability of any material Intellectual Property of the Company and each of its Subsidiaries, nor does the Company know of any valid basis for any such claim. The operation and conduct of the businesses of the Company and each of its Subsidiaries (including, without limitation, the use or practice of any material Intellectual Property and Software therein) does not infringe, misappropriate, dilute, violate or otherwise impair any material Intellectual Property owned by any other Person. To the knowledge of the Company and each of its Subsidiaries, no Person has been or is infringing, misappropriating, diluting, violating or otherwise impairing any material Intellectual Property of the Company and each of its Subsidiaries. There are no pending (or, to the knowledge of the Company, threatened) actions, investigations, suits, proceedings, audits, claims, demands, orders or disputes with respect to any such infringement, misappropriation, dilution, violation, impairment, contest or challenge. No judgment or order regarding any such infringement, misappropriation, dilution, violation, impairment, contest or challenge has been rendered by any competent Governmental Authority, and no settlement agreement or similar contract has been entered into by the Company or any of its Subsidiaries with respect to any such infringement, misappropriation, dilution, violation, impairment, contest or challenge.
           3.10 Taxes. The Company and each of its Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Company or such Subsidiary, as the case may be); and no tax Lien has been filed, and, to the knowledge of any Company, no claim is being asserted, with respect to any such tax, fee or other charge.
           3.11 Federal Regulations. No part of the proceeds of any Loans will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, each Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.
           3.12 Labor Matters. There are no strikes or other labor disputes against the Company or any of its Subsidiaries pending or, to the knowledge of any Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Company and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from the Company or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Company or the relevant Subsidiary.
           3.13 ERISA. (a) Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. None of the Company or any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and None of the Company or any Commonly Controlled Entity would become subject to any material liability under ERISA if it were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

           (b) For purposes of the representations in this Section 3.13 and the covenants in Section 5.7(d) (excluding the portion of clause (i) thereof regarding the creation of any Lien in favor of the PBGC or a Plan), a Plan in which current or former employees of the Company or any of its Subsidiaries do not participate with respect to their employment with the Company or any of its Subsidiaries shall be disregarded provided one or more Commonly Controlled Entities (other than the Company and each of its Subsidiaries) has agreed to fully satisfy any obligations and liabilities arising under Section 412 of the Code and ERISA, and such Commonly Controlled Entities are solvent (as defined in the Bankruptcy Code).
           3.14 Investment Company Act; Other Regulations.
           (a) The Company is an “investment company” that has elected to be regulated as a “business development company” within the meaning of the Investment Company Act and qualifies as a RIC.
           (b) The Company conducts its business and other activities in compliance with the applicable provisions of the Investment Company Act and any applicable rules, regulations or orders issued by the SEC to the Company.
           (c) The business and other activities of the Company and its Subsidiaries, including, but not limited to, the borrowing of the Loans by the Borrowers hereunder, the application of the proceeds thereof and the repayment thereof by the Borrowers and the consummation of the transactions contemplated by this Agreement do not, with respect to the Company, violate, and will not at any time result in the violation of, the provisions of the Investment Company Act or any rules, regulations or orders issued by the SEC to the Company thereunder.
           3.15 Subsidiaries.
           (a) The Subsidiaries listed on Schedule 3.15 constitute all the Subsidiaries of the Company as of the Closing Date. Schedule 3.15 sets forth as of the Closing Date the correct legal name and jurisdiction of incorporation of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by each Loan Party. The Company is the direct or indirect parent of all Subsidiaries.
           (b) Except as listed on Schedule 3.15, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Company or any of its Subsidiaries.
           3.16 Use of Proceeds. The proceeds of the Loans shall be used (i) to pay fees and expenses related hereto, (ii) to fund Portfolio Investments and (iii) for general corporate purposes.
           3.17 Environmental Matters. Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to result in the payment of a Material Environmental Amount and except as set forth on Schedule 3.17:
           (a) The Company and its Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) reasonably believe that each of their Environmental Permits will be timely renewed and complied with, without material expense; any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, without material expense; and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense.
           (b) Materials of Environmental Concern are not present at, on, under, or in, or migrating from, any real property now or formerly owned, leased or operated by the Company or any of its Subsidiaries, or at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of the Company or any of its Subsidiaries under any applicable Environmental Law or otherwise result in costs to the Company or any of its Subsidiaries, or (ii) interfere with the Company’ or any of its Subsidiaries’ continued operations, or (iii) impair the fair saleable value of any real property owned or leased by the Company or any of its Subsidiaries.
           (c) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which any Borrower or any of its Subsidiaries is, or to the knowledge of any Borrower or any of its Subsidiaries will be, named as a party that is pending or, to the knowledge of any Borrower or any of its Subsidiaries, threatened.
           (d) No Loan Party has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern.
           (e) No Loan Party has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.
           (f) No Loan Party has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Material of Environmental Concern.
           3.18 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents (other than the projections described below) contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading. The projections and pro forma financial information furnished to be the Administrative Agent and/or the Lenders are based upon good faith estimates and assumptions believed by management of the Company to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial projections may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

           3.19 Security Documents.
           (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Collateral described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 3 to the Guarantee and Collateral Agreement (which financing statements have been duly completed and delivered to and authorized to be filed by the Administrative Agent) and such other filings as are specified on Schedule 3 to the Guarantee and Collateral Agreement have been completed (all of which filings have been duly completed), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Liens permitted by Section 6.3).
           (b) Each of the Mortgages, if any, when delivered shall be effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof; and when such Mortgages are filed in the recording office designated by the Company in the case of any Mortgage to be executed and delivered pursuant to Section 5.10(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties described therein and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Persons holding Liens or other encumbrances or rights permitted by the relevant Mortgage).
           3.20 Solvency. Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, solvent (as defined in the Bankruptcy Code).
           3.21 Regulation H. No Mortgage encumbers improved real property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (except any Mortgaged Properties as to which such flood insurance as required by Regulation H has been obtained and is in full force and effect as required by this Agreement).
           3.22 Investment Procedures and Valuation Policy. The copy of the Investment Procedures and Valuation Policy, attached hereto as Exhibit H, is true, complete and accurate as of the Closing Date. There have been no material changes in any Investment Procedures and Valuation Policy other than in accordance with this Agreement.
SECTION 4
CONDITIONS PRECEDENT
           4.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it hereunder is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

           (a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, (ii) the Guarantee and Collateral Agreement and (iii) the Fee Letter, each executed and delivered by a duly authorized officer of each Person party thereto.
           (b) Approvals. All governmental and third party approvals (including regulatory approvals, landlords’ and other consents) necessary in connection with the continuing operations of the Company and its Subsidiaries and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.
           (c) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Administrative Agent), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Company to the Administrative Agent on or before the Closing Date.
           (d) Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.
           (e) Legal Opinions. The Administrative Agent shall have received an executed legal opinion of (i) Wildman, Harrold, Allen & Dixon LLP, counsel to the Loan Parties, substantially in the form of Exhibit E-1 and (ii) Schulte Roth & Zabel LLP, special counsel to the Loan Parties, substantially in the form of Exhibit E-2 and, in each case, in any event, covering such matters incident to the transactions contemplated by the Agreement as the Administrative Agent may reasonably request.
           (f) Pro Forma Balance Sheet; Financial Statements. The Lenders shall have received (i) the Pro Forma Balance Sheet and (ii) pro forma unaudited interim consolidated financial statements of the Company and its Consolidated Subsidiaries for each fiscal month and quarterly period ended subsequent to January 31, 2006 as to which such financial statements are available.
           (g) Budget. The Lenders shall have received a pro forma budget for the Company and its Consolidated Subsidiaries for the 2006 fiscal year, in form and substance satisfactory to the Administrative Agent.
           (h) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions in which Uniform Commercial Code financing statement or other filings or recordations should be made to evidence or perfect security interests in all assets of the Loan Parties, and such search shall reveal no liens on any of the assets of the Loan Party, except for Liens permitted by Section 6.3.
           (i) Pledged Stock; Stock Powers; Pledged Notes . The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note pledged pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank satisfactory to the Administrative Agent) by the pledgor thereof.

           (j) Filings, Registrations and Recordings. Each document (including, without limitation, each Uniform Commercial Code financing statement) required by the Security Documents or under applicable Requirements of Law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.3), shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent be in proper form for filing, registration or recordation.
           (k) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.3 of the Guarantee and Collateral Agreement.
           (l) No Material Adverse Effect. The Administrative Agent and the Lenders shall be satisfied that, prior to the Closing Date, there has not occurred (i) any Material Adverse Change since October 31, 2005 or (ii) a material disruption of or material adverse change in the financial, banking or capital markets.
           (m) Full Disclosure. The Administrative Agent and the Lenders not becoming aware prior to the Closing Date of any information or other matter affecting the Company or any of its Subsidiaries or the transactions contemplated hereby that in their judgment is inconsistent in a material and adverse manner with any such information or other matter disclosed to them prior to the Closing Date.
           (n) Minimum Consolidated Shareholders’ Equity. The Administrative Agent shall be satisfied that the Company has Consolidated Shareholders’ Equity of at least $168,334,946 on the Closing Date
           (o) LaSalle Letter. The Administrative Agent shall have received the LaSalle Letter, in form and substance reasonably satisfactory to it, executed and delivered by a duly authorized officer of LaSalle Bank National Association and acknowledged by the Company.
           4.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it hereunder on any date (including, without limitation, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:
           (a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date.
           (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.
           The initial borrowing on the Closing Date and each subsequent borrowing, continuation and conversion by any Borrower hereunder shall constitute a representation and warranty by the Borrowers as of the date of such extension of credit that the conditions contained in this Section 4.2 have been satisfied.

SECTION 5
AFFIRMATIVE COVENANTS
           The Company hereby agrees that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Company shall and shall cause each of its Subsidiaries to:
           5.1 Financial Statements. Furnish to the Administrative Agent and each Lender:
           (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by independent certified public accountants of nationally recognized standing (provided, that such independent certified public accountants need not be of nationally recognized standing if approved by the Administrative Agent in its reasonable discretion);
           (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Company, the unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and
All such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or Responsible Officer, as the case may be, and disclosed therein).
           5.2 Certificates; Other Information. Furnish to the Administrative Agent and each Lender:
           (a) concurrently with the delivery of the financial statements referred to in Section 5.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate (it being understood that such certificate shall be limited to the items that independent certified public accountants are permitted to cover in such certificates pursuant to their professional standards and customs of the profession);
           (b) concurrently with the delivery of any financial statements pursuant to Section 5.1, a Compliance Certificate (A) stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (B) containing all information and calculations necessary for determining compliance by the Company and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Company, as the case may be;
           (c) as soon as available, and in any event no later than 5 days after the end of each Fiscal Quarter, a valuation binder describing valuation updates and methodologies for all portfolio investments, in form and scope acceptable to Administrative Agent (it is understood that the valuation binder provided to the Administrative Agent as of January 31, 2006 is in acceptable form);
           (d) as soon as available, and in any event no later than 30 days after the end of each fiscal year of the Company, a detailed consolidated quarterly budget for the following fiscal year (including a projected consolidated balance sheet of the Company and each of its Consolidated Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected income and projected cash flow, projected changes in financial position and projected income), and copies of all budgets and financial projections provided to the Board of Directors of the Company, and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;
           (e) within 15 days after the end of each month, a portfolio report showing the principal amount, cost and fair value of all Portfolio Investments of the Company outstanding at the end of the prior month, including a schedule of all new Portfolio Investments made during such month and containing such detail with respect to such new Portfolio Investments as the Administrative Agent shall reasonably request;
           (f) within 5 days after the same are sent, copies (or notice of posting to the Company’s website or EDGAR) of all financial statements and reports that the Company sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies (or notice of posting to the Company’s website or EDGAR) of all financial statements and reports that the Company may make to, or file with, the SEC;
           (g) as soon as possible and in any event within 3 Business Days of obtaining knowledge thereof: (i) any development, event, or condition that, individually or in the aggregate with other developments, events or conditions, could reasonably be expected to result in the payment by the Company and each of its Subsidiaries, in the aggregate, of a Material Environmental Amount; and (ii) any notice that any governmental authority may deny any application for an Environmental Permit sought by, or revoke or refuse to renew any Environmental Permit held by, the Company or any of its Subsidiaries; and
           (h) promptly, such additional financial and other information as any Lender may from time to time reasonably request.
           5.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company or any of its Subsidiaries, as the case may be.
           5.4 Conduct of Business and Maintenance of Existence; Investment Company Act.
           (a) preserve, renew and keep in full force and effect its corporate or other existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4;

           (b) comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and
           (c) in the case of the Company, at all times maintain its status as a RIC and as a “business development company” under the Investment Company Act and conduct its business and other activities in compliance with the applicable provisions of the Investment Company Act and any applicable rules, regulations or orders issued by the SEC to the Company thereunder.
           5.5 Maintenance of Property; Insurance. (a) Keep all Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance in at least such amounts and against at least such risks (but including in any event public liability, general liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.
           5.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all applicable Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit the Administrative Agent in its sole discretion (or upon the request of any Lender) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and to discuss the business, operations, properties and financial and other condition of the Company and each of its Subsidiaries with officers and employees of the Company and each of its Subsidiaries and with its independent certified public accountants (an “Inspection”); provided, that there shall be no more than two Inspections during any calendar year unless a Default or Event of Default shall be continuing in which case there shall be no more than eight Inspections during any calendar year .
           5.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:
           (a) the occurrence of any Default or Event of Default;
           (b) any (i) default or event of default under any Contractual Obligation or Eligible Investment of the Company or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Company or any of its Subsidiaries and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;
           (c) any litigation or proceeding affecting the Company or any of its Subsidiaries in which the amount involved is $125,000 or more and not covered by insurance or in which injunctive or similar relief is sought;
           (d) except as otherwise set forth in Section 3.13(b), the following events, as soon as possible and in any event within 10 days after the Company knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Company or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

           (e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Company or the relevant Subsidiary proposes to take with respect thereto.
           5.8 Environmental Laws.
           (a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.
           (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.
           5.9 [Intentionally Omitted]
           5.10 Additional Collateral, etc. (a) With respect to any Property acquired after the Closing Date by the Company or any of its Subsidiaries (other than (w) any equity interest in any Portfolio Company, (x) any Property described in paragraph (b) or paragraph (c) of this Section 5.10, (y) any Property subject to a Lien expressly permitted by Section 6.3(g) and (z) Property acquired by an Excluded Foreign Subsidiary) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such Property, including without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.
           (a) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $500,000 individually or in the aggregate acquired after the Closing Date by any Loan Party (other than any such real property owned by an Excluded Foreign Subsidiary or subject to a Lien expressly permitted by Section 6.3(g)), promptly (i) execute and deliver a first priority Mortgage in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

           (b) With respect to any new Subsidiary (other than any Portfolio Company or any Excluded Foreign Subsidiary) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary) by the Company or any of its Subsidiaries, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by the Company or any of its Subsidiaries, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Company or such Subsidiary, as the case may be, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by applicable Requirements of Law or as may be requested by the Administrative Agent, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
           5.11 Investment Procedures and Valuation Policy. The Company (a) will comply in all material respects with the Investment Procedures and Valuation Policy and (b) furnish to each Lender, prior to its effective date, prompt notice of any changes to the Investment Procedures and Valuation Policy.
           5.12 Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Company or any of its Subsidiaries which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Company will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from the Company or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.
           5.13 LaSalle Credit Facility. On or before August 31, 2006, terminate (or cancel the commitments under) the LaSalle Credit Facility on terms satisfactory to the Administrative Agent, cause all collateral (or an amount equal to such commitment reduction) securing such facility to be released and the Administrative Agent to receive a payoff letter duly executed and delivered by the agent or lenders or other evidence of the terminations referred to above, in form and substance satisfactory to the Administrative Agent.

SECTION 6
NEGATIVE COVENANTS
           The Company hereby agrees that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:
           6.1 Financial Condition Covenants.
           (a) Minimum Consolidated Shareholders’ Equity. Permit Consolidated Shareholders’ Equity to be less than (a) $168,334,946 plus (b) 75% of the cumulative Net Proceeds of Capital Stock/Conversion of Debt received at any time after the date of the Closing Date (excluding the Net Proceeds of Capital Stock/Conversion of Debt by a Consolidated Subsidiary to another Consolidated Subsidiary or to the Company;
           (b) Interest Coverage Ratio. Permit the ratio of EBIT to Interest Expense of the Company and its Consolidated Subsidiaries, determined on a consolidated basis as of the last day of each fiscal quarter for the period of four consecutive fiscal quarters ended on such day, to be less than 2.25 to 1.0.
           (c) Debt to Equity Ratio. Permit the ratio of Consolidated Debt to Consolidated Shareholder’s Equity to exceed 1.0 to 1.0 as of the last day of any fiscal quarter.
           (d) Asset Coverage.
(i)	Permit the ratio of Total Assets to Consolidated Debt to be less than 2.5 to 1.0 as of the last day of any fiscal quarter.

(ii)	Permit the ratio of (1) the sum of Unrestricted Cash plus Eligible Debt Investments to (2) Consolidated Debt to be less than 1.5 to 1.0 as of the last day of any fiscal quarter.
           6.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
           (a) Indebtedness of any Loan Party pursuant to any Loan Document;
           (b) Indebtedness of a Loan Party to another Loan Party;
           (c) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 6.3(f) in an aggregate principal amount not to exceed $500,000 at any one time outstanding;
           (d) Indebtedness outstanding on the Closing Date and listed on Schedule 6.2(d);
           (e) additional Indebtedness of the Company or any of its Subsidiaries in an aggregate principal amount (for the Company and all Subsidiaries) not to exceed $250,000 at any one time outstanding.
           6.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

           (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided, that adequate reserves with respect thereto are maintained on the books of the Company or its Subsidiaries, as the case may be, in conformity with GAAP;
           (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;
           (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;
           (d) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;
           (e) Liens in existence on the Closing Date listed on Schedule 6.3(e), securing Indebtedness permitted by Section 6.2(d), provided, that no such Lien covers any additional Property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;
           (f) Liens created pursuant to the Security Documents; and
           (g) Liens securing Indebtedness of the Company or any other Subsidiary incurred pursuant to Section 6.2(c) to finance the acquisition of fixed or capital assets, provided, that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness, and (iii) the amount of Indebtedness secured thereby is not increased and (iv) the amount of Indebtedness initially secured thereby is not more than 100%, of the purchase price of such fixed or capital asset;
           (h) Liens not otherwise permitted by this Section 6.3 so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined, in the case of each such Lien, as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Company and all its Subsidiaries) $50,000 at any one time.
           6.4 Limitation on Certain Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:
           (a) any Subsidiary of the Company may be merged or consolidated with or into the Company (provided, that the Company shall be the continuing or surviving corporation) or with or into any Subsidiary Guarantor (provided, that (i) the Subsidiary Guarantor shall be the continuing or surviving corporation or (ii) simultaneously with such transaction, the continuing or surviving corporation shall become a Subsidiary Guarantor and the Company shall comply with Section 5.10 in connection therewith);
           (b) any Subsidiary of the Company may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company; and
           (c) externalization of the Company’s management shall be permitted if approved by the Board of Directors of the Company in accordance with the requirements of the Investment Company

Act and by a “majority” (as defined in the Investment Company Act) of the outstanding voting securities of the Company.
           6.5 Limitation on Disposition of Property. Dispose of any of its Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:
           (a) the Disposition of obsolete or worn out property in the ordinary course of business;
           (b) the sale or Disposition of cash or Cash Equivalents and other Portfolio Investments for fair value in the ordinary course of business and consistent with the Investment Procedures and Valuation Policy;
           (c) Dispositions permitted by Section 6.4(b) or Section 6.8;
           (d) the sale or issuance of any Subsidiary’s Capital Stock to the Company or any Subsidiary Guarantor;
           (e) the Disposition of other assets having a fair market value not to exceed $100,000 in the aggregate for any fiscal year of the Company; and
           (f) any Recovery Event, provided, that the requirements of Section 2.10(a) are complied with in connection therewith; and
           6.6 Limitation on Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Company or any of their respective Subsidiaries, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any of their respective Subsidiaries, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating the Company or any of their respective Subsidiaries to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, “Restricted Payments”), except that:
           (a) the Company may make cash dividends on the Company’s Capital Stock; provided, that no Default or Event of Default shall have occurred and be continuing on such date or after giving effect to such Restricted Payment;
           (b) any Subsidiary may make Restricted Payments to the Company or any Subsidiary Guarantor;
           (c) the Company may purchase the Company’s common stock or common stock options from present or former officers or employees of the Company or any of their respective Subsidiaries upon the death, disability of termination of employment of such officer or employer, provided, that the aggregate amount of payments under this paragraph subsequent to the Closing Date (net of any proceeds received by the Company subsequent to the Closing Date in connection with resales of any common stock or common stock options so purchased) shall not exceed $100,000.

           6.7 Limitation on Capital Expenditures. Make or commit to make any Capital Expenditure, except Capital Expenditures of the Company and each of its Subsidiaries in the ordinary course of business in an aggregate amount not to exceed $250,000 during each fiscal year of the Company.
           6.8 Limitation on Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:
           (a) Portfolio Investments made by the Company in the ordinary course of business and consistent with the Investment Procedures and Valuation Policy;
           (b) Investments in cash and Cash Equivalents;
           (c) Investments arising in connection with the incurrence of Indebtedness permitted by Section 6.2(b); and
           (d) Investments (other than those relating to the incurrence of Indebtedness permitted by Section 6.8(c)) by the Company or any of their respective Subsidiaries in the Company or any Person that, prior to such Investment, is a Subsidiary Guarantor.
           6.9 Limitation on Transactions with Affiliates. Except as set forth on Schedule 6.9, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrowers or any Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the Company or such Subsidiary, as the case may be, (c) upon fair and reasonable terms no less favorable to the Company or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate or (d) not prohibited by the Investment Company Act and any applicable rules, regulations or orders issued by the SEC to the Company. Notwithstanding the foregoing, this Section 6.9 shall not apply to (a) the origination, administration or modification of an Eligible Investment, (b) the exercise of any right or remedy in connection with an Eligible Investment or (c) any externalization of the Company’s management approved by the Board of Directors of the Company in accordance with the requirements of the Investment Company Act and by a “majority” (as defined in the Investment Company Act) of the outstanding voting securities of the Company.
           6.10 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Company or any of its Subsidiaries of real or personal property which has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or such Subsidiary.
           6.11 Limitation on Changes in Fiscal Periods. Permit the fiscal year of the Company to end on a day other than October 31 or change the Company’s method of determining fiscal quarters.
           6.12 Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Company or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any guarantor, its obligations under the Guarantee and Collateral Agreement, other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby

(in which case, any prohibition or limitation shall only be effective against the assets financed thereby) and (c) any agreements restricting the pledge of the Company’s equity interests in Portfolio Companies.
           6.13 Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Company or any other Subsidiary, (b) make Investments in the Company or any other Subsidiary or (c) transfer any of its assets to the Company or any other Subsidiary, except for (i) such encumbrances or restrictions existing under or by reason of this Agreement or the other Loan Documents and (ii) such restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.
           6.14 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for (x) those businesses in which the Company and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto and (y) any externalization of the Company’s management approved by the Board of Directors of the Company in accordance with the requirements of the Investment Company Act and by a “majority” (as defined in the Investment Company Act) of the outstanding voting securities of the Company.
           6.15 Limitation on Amendments to Other Documents. amend (i) its certificate of incorporation or (ii) the LaSalle Credit Facility in any manner determined by the Administrative Agent to be adverse to the Lenders.
           6.16 Limitation on Hedge Agreements. Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes, to protect against changes in interest rates, commodity prices or foreign exchange rates.
           6.17 LaSalle Credit Facility. (i) allow any loans to remain outstanding under the LaSalle Credit Facility for a period exceeding 7 Business Days and (ii) incur any borrowings or allow any loans to remain outstanding under the LaSalle Credit Facility on or after August 31, 2006 (or, if the Administrative Agent does not exercise the Term Loan Option on or prior to August 31, 2006, November 11, 2006) unless otherwise agreed to by the Administrative Agent.
SECTION 7
EVENTS OF DEFAULT
           If any of the following events shall occur and be continuing:
           (a) The Borrowers shall fail to pay (i) any principal of any Loan when due in accordance with the terms hereof or (ii) any interest on any Loan or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or
           (b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or

           (c) Any Loan Party shall default in the observance or performance of any agreement contained in Section 5.4(a) (with respect to the Borrowers only), Section 5.7(a), Section 5.12 or Section 6, or in Section 5 of the Guarantee and Collateral Agreement or (ii) an “Event of Default” under and as defined in any Mortgage shall have occurred and be continuing; or
           (d) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 15 days (or 30 days for a default in the observance or performance of any agreement contained in Section 5.1 or Section 5.2) ; or
           (e) The Company or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to or mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $150,000; or
           (f) (i) The Company or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Company or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Company or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 45 days; or (iii) there shall be commenced against the Company or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 15 days from the entry thereof; or (iv) the Company or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Company or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
           (g) (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any

Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Company or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Company or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders shall be likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or
           (h) One or more judgments or decrees shall be entered against the Company or any of its Subsidiaries involving for the Company and each of its Subsidiaries taken as a whole a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $150,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 15 days from the entry thereof; or
           (i) Any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to the terms thereof), to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or
           (j) The guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to the terms thereof), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or
           (k) Any Change of Control shall occur;
           (l) The Company or any Subsidiary agrees or consents to, otherwise permits to occur, any amendment, modification, change, supplement or recession of or to the Investment Procedures and Valuation Policy in whole or in part which (x) permits (i) an individual Venture Investment in an aggregate amount in excess of 5% of Total Assets at any time or (ii) the aggregate amount of all Venture Investments to exceed 15% of Total Assets at any time or (y) the Required Lenders determine either does or has a reasonable probability of causing a material adverse effect on the Company, such Subsidiary or the Loans, without the prior written consent of the Required Lenders; or
           (m) The Company agrees or consents to, otherwise permits to occur, any externalization of the Company’s management which the Required Lenders determine either does or has a reasonable probability of causing a material adverse effect on the Company or the Loans, without the prior written consent of the Required Lenders;
then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by

Notice to the Company declare (x) the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate and/or (y) the Term Loan Commitments to be terminated forthwith, whereupon the Term Loan Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by Notice to the Company, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.
SECTION 8
THE ADMINISTRATIVE AGENT
           8.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.
           8.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
           8.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.
           8.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper

Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 9.6 and all actions required by such Section in connection with such transfer shall have been taken. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
           8.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent shall have received notice from any Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent shall receive such a notice of default, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
           8.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

           8.7 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), for, and to save the Administrative Agent harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
           8.8 Administrative Agent in its Individual Capacity. The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Administrative Agent were not the Administrative Agent. With respect to its Loans made or renewed by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.
           8.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrowers. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7(a) or Section 7(f) with respect to the Borrowers shall have occurred and be continuing) be subject to approval by the Borrowers (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement and the other Loan Documents.
           8.10 Authorization to Release Liens and Guarantees. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to effect any release of Liens or guarantee obligations contemplated by Section 8.5 of the Guarantee and Collateral Agreement.

SECTION 9
MISCELLANEOUS
           9.1 Amendments and Waivers. Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, restatements, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, restatement, supplement or modification shall:
(i)	forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Commitment of any Lender; require additional consents to be obtained with respect to the sale or any assignment or participations of any interests of the Lenders hereunder, in each case without the consent of the Administrative Agent and each Lender directly affected thereby;

(ii)	amend, modify or waive any provision of this Section, or reduce any percentage specified in or otherwise amend or modify the definition of Required Lenders or Required Prepayment Lenders, consent to the assignment or transfer by the Borrowers of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their guarantee obligations under the Guarantee and Collateral Agreement, in each case without the consent of the Administrative Agent and all Lenders;

(iii)	amend, modify or waive any condition precedent to any extension of credit under the Revolving Credit Facility set forth in Section 4.2 (including, without limitation, the waiver of an existing Default or Event of Default required to be waived in order for such extension of credit to be made) without the consent of the Administrative Agent and the Majority Revolving Credit Facility Lenders;

(iv)	reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of the Administrative Agent and all Lenders under such Facility;

(v)	amend, modify or waive any provision of Section 8, or any other provision of this Agreement affecting the rights and obligations of the Administrative Agent, without the consent of the Administrative Agent; or

(vi)	amend, modify or waive any provision of Section 2.16 without the consent of the Administrative Agent and each Lender directly affected thereby.
Any such waiver and any such amendment, restatement, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, restatement, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided, that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.
           If, in connection with any proposed amendment, restatement, modification, waiver or termination (a “Proposed Change”) requiring the consent of all affected Lenders, the consent of Required Lenders is obtained but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 9.1 being referred to as a “Non-Consenting Lender”), then, so long as the Lender acting as the Administrative Agent is not a Non-Consenting Lender, at the Company’s request, an Eligible Assignee acceptable to the Administrative Agent shall have the right with the Administrative Agent’s consent and in the Administrative Agent’s reasonable discretion (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agent’s request, sell and assign to the Lender acting as the Administrative Agent or such Eligible Assignee, all of the applicable Commitments, Term Loans and Revolving Credit Outstandings of such Non-Consenting Lender for an amount equal to the principal balance of all applicable Loans and Revolving Credit Outstandings held by the Non-Consenting Lender and all accrued interest and fees with respect thereto through the date of sale; provided, however, that such purchase and sale shall not be effective until (i) in the case of any Proposed Change which reduces the stated rate of any interest or fee payable hereunder, the Borrowers shall have paid such Non-Consenting Lender an amount equal to the prepayment premium set forth in Section 2.9(b), if any, on the aggregate outstanding principal amount of all Term Loans subject to such sale and purchase (which sale and purchase shall constitute a optional prepayment of such Term Loans) and (ii) the Administrative Agent shall have received from such Eligible Assignee an agreement in form and substance satisfactory to the Administrative Agent and the Borrowers whereby such Eligible Assignee shall agree to be bound by the terms hereof. Each Lender agrees that, if it becomes a Non-Consenting Lender, it shall execute and deliver to the Administrative Agent an Assignment an Acceptance to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Loans are evidenced by Notes) subject to such Assignment and Acceptance; provided, however, that the failure of any Non-Consenting Lender to execute an Assignment and Acceptance shall not render such sale and purchase (and the corresponding assignment) invalid.
           9.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed (a) in the case of the Borrowers and the Administrative Agent, as follows and (b) in the case of the Lenders, as set forth in an administrative questionnaire delivered to the Administrative Agent or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto::

The Borrowers:	MVC Capital, Inc.
287 Bowman Avenue, 2nd Floor
Purchase, NY 10577
Attention: Peter Seidenberg
Telecopy: 914-701-0315
Telephone: 914-510-9404

with a copy to:	Wildman, Harrold, Allen & Dixon LLP
225 West Wacker Drive, Suite 2800
Chicago, IL 60606
Attention: John Eisel
Telecopy: 312-201-2555
Telephone: 312-201-2613

The Administrative Agent:	Guggenheim Corporate Funding, LLC
135 East 57th Street
New York, New York 10022
Attention: Fund Controller
Telecopy: (212) 644-8107
Telephone: (212) 651-0840

with a copy to:	Weil, Gotshal & Manges LLP
767 Fifth Avenue,
New York, New York 10153-0119
Attention: Douglas Urquhart, Esq.
Telecopy no: (212) 310-8007
E-Mail Address: douglas.urquhart@weil.com

The Lenders:	To such Lender at its address set forth on Schedule 9.2 or the Assignment and Acceptance pursuant to which such Person became a Lender.
provided, that any notice, request or demand to or upon the Administrative Agent or any other Lender shall not be effective until received.
           9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
           9.4 Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
           9.5 Payment of Expenses. The Borrowers agree (a) to pay or reimburse the Administrative Agent for all their reasonable out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities and the development, preparation and execution of, and any amendment, restatement, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements and other charges of counsel to the Administrative Agent and the charges of IntraLinks™, (b) to pay or reimburse the Administrative Agent for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including, without limitation, the fees and disbursements of counsel (including the allocated fees and disbursements and other charges of in-house counsel) and of counsel to the Administrative Agent, (c) to pay, indemnify, or reimburse each Lender and the Administrative Agent for, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, restatement, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents and (d) to pay, indemnify or reimburse each Lender, the Administrative Agent, their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrowers or any of their respective Subsidiaries or any of their Properties and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrowers hereunder (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrowers shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by unauthorized persons of Information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with the Facilities. Without limiting the foregoing, and to the extent permitted by applicable law, each Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section shall be payable not later than 30 days after written demand therefor. Statements payable by the Borrowers pursuant to this Section shall be submitted to the Borrowers at the address of the Borrowers set forth in Section 9.2, or to such other Person or address as may be hereafter designated by the Borrowers in a notice to the Administrative Agent. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.
           9.6 Successors and Assigns; Participations and Assignments.
           (a) This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Lenders, the Administrative Agent, all future holders of the Loans and their respective successors and assigns, except that the Borrowers may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender.

           (b) Any Lender may, with the consent of the Company (which shall not be unreasonably withheld or delayed except in the case of any sale to an entity that is not a bank or an insurance company, in which case the Company may withhold consent for any reason or no reason), in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would require the consent of all Lenders pursuant to Section 9.1. The Borrowers agree that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided, that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 9.7(a) as fully as if such Participant were a Lender hereunder. The Borrowers also agrees that each Participant shall be entitled to the benefits of Sections 2.17, 2.18 and 2.19 with respect to its participation in the Commitments and the Loans outstanding from time to time as if such Participant were a Lender; provided, that, in the case of Section 2.18, such Participant shall have complied with the requirements of said Section, provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred and provided, further, that each Participant shall be subject to Sections 2.21 and 2.22.
           (c) Any Lender (an “Assignor”) may, in accordance with applicable law and upon written notice to the Administrative Agent and with the consent of the Company (which shall not be unreasonably withheld or delayed except in the case of any assignment to an entity that is not a bank or an insurance company, in which case the Company may withhold consent for any reason or no reason), at any time and from time to time assign to any Eligible Assignee or, with the consent of the Administrative Agent and the Borrowers (which, in each case, shall not be unreasonably withheld or delayed), to an additional bank, financial institution or other entity (each, an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit D (an “Assignment and Acceptance”), executed by such Assignee and such Assignor (and, where the consent of the Administrative Agent and the Borrowers is required pursuant to the foregoing provisions, by the Administrative Agent and the Borrowers) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided, that no such assignment to an Assignee (other than any Lender or any Affiliate, Related Fund or Control Investment Affiliate of a Lender) shall be in an aggregate principal amount of less than $1,000,000 (other than in the case of an assignment of all of a Lender’s interests under this Agreement), unless otherwise agreed by the Administrative Agent. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Commitments and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Section 2.17, 2.18 and 9.5 in respect of the period prior to such effective date). For purposes of the minimum assignment amounts set forth in this paragraph, multiple assignments by or to two or more Related Funds shall be aggregated. Notwithstanding any provision of this Section, the consent of the Borrowers shall not be required for any assignment that occurs at any time when any Event of Default shall have occurred and be continuing.
           (d) The Administrative Agent shall, on behalf of the Borrowers, maintain at its address referred to in Section 9.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Administrative Agent to the Borrowers marked “canceled”.
           (e) Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 9.6(c), by each such other Person) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (treating multiple, simultaneous assignments by or to two or more Related Funds as a single assignment) (except that no such registration and processing fee shall be payable in the case of an Assignee which is already a Lender or is an affiliate or Related Fund of a Lender or a Person under common management with a Lender), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrowers. On or prior to such effective date, the Borrowers, at its own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the Revolving Credit Note or Term Note, as the case may be, of the assigning Lender) a new Revolving Credit Note or Term Note, as the case may be, to the order of such Assignee in an amount equal to the Revolving Credit Commitment, Term Loan Commitment and/or the Term Loans, as the case may be, assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained a Revolving Credit Commitment, Term Loan Commitment and/or any Term Loans, as the case may be, upon request, a new Revolving Credit Note or Term Note, as the case may be, to the order of the Assignor in an amount equal to the Revolving Credit Commitment, Term Loan Commitment and/or Term Loans, as the case may be, retained by it hereunder. Such new Note or Notes shall be dated the Closing Date and shall otherwise be in the form of the Note or Notes replaced thereby.
           (f) The parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Notes, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable Requirements of Law.

           9.7 Adjustments; Set-off.
           (a) If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
           (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior Notice to the Company, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrowers hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrowers. Each Lender agrees promptly to notify the Company and the Administrative Agent after any such setoff and application made by such Lender, provided, that the failure to give such notice shall not affect the validity of such setoff and application.
           9.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers and the Administrative Agent.
           9.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
           9.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
           9.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
           9.12 Submission To Jurisdiction; Waivers. Each Borrower hereby irrevocably and unconditionally:

           (a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;
           (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
           (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Company at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
           (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
           (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
           9.13 Acknowledgments. Each Borrower hereby acknowledges that:
           (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
           (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to such Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and the Lenders, on one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
           (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Administrative Agent and the Lenders or among the Borrowers and the Lenders.
           9.14 Confidentiality. Each of the Administrative Agent and the Lenders agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential (the “Information”); provided, that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such Information (a) to the Administrative Agent, any other Lender or any affiliate of any thereof, (b) to any Participant or Assignee (each, a “Transferee”) or prospective Transferee that agrees to comply with the provisions of this Section or substantially equivalent provisions, (c) to any of its employees, directors, agents, attorneys, accountants and other professional advisors, (d) to any financial institution that is a direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section), (e) upon the request or demand of any Governmental Authority having jurisdiction over it, (f) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (g) in connection with any litigation or similar proceeding, (h) that has been publicly disclosed other than in breach of this Section, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (j) in connection with the exercise of any remedy hereunder or under any other Loan Document. Each of the Administrative Agent and the Lenders agree that they will not without the prior written consent of the Company, use any of the Information except in concert with the Company and in connection with the Facility.
           9.15 Accounting Changes. In the event that any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC (each such change, an “Accounting Change”) shall occur and such Accounting Change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrowers and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrowers’ financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrowers, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred.
           9.16 WAIVERS OF JURY TRIAL. THE BORROWERS THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
[SIGNATURE PAGE FOLLOWS]

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

MVC CAPITAL, INC., as Borrower
By:
	Name:	Michael Tokarz
	Title:	Chairman and Portfolio Manager

MVC FINANCIAL SERVICES, INC., as Borrower
By:
	Name:	Puneet Sanan
	Title:	Vice President

[Signature Page to Credit Agreement]

GUGGENHEIM CORPORATE FUNDING, LLC, as Administrative Agent
By:
Name:
Title:

[Signature Page to Credit Agreement]

MIDLAND NATIONAL LIFE INSURANCE COMPANY, as Lender
By:
Name:
Title:

NORTH AMERICAN COMPANY FOR LIFE AND HEALTH INSURANCE, as Lender
By:
Name:
Title:

[Signature Page to Credit Agreement]